First Quarter 2014
FINANCIAL RESULTS CONFERENCE CALL

May 12, 2014







FORWARD LOOKING STATEMENTS

This presentation contains forward-looking statements, including PDL's expectations with respect to its future royalty revenues, expenses, net income, and cash provided by operating activities. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

- The expected rate of growth in royalty-bearing product sales by PDL's existing licensees;
- The ability of PDL's licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
- The productivity of acquired income generating assets may not fulfill our revenue forecasts and, if secured by collateral, we may be undersecured and unable to recuperate our capital expenditures in the transaction;
- Changes in any of the assumptions on which PDL's projected revenues are based;
- Changes in foreign currency rates;
- Positive or negative results in PDL's attempt to acquire income generating assets;
- The outcome of litigation or disputes; and
- The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this presentation are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this presentation are qualified in their entirety by this cautionary statement.

$150 Million Transaction with kaleo

- PDL acquired $150 million in Notes backed by 100% of royalties on sales of Auvi-Q™ by Sanofi and 10% of net sales of EVZIO™ by kaleo.
- Notes pay 13% interest with a final maturity in March 2029, however, repayment is expected in 2020.
- Auvi-Q is a new system for delivery of epinephrine to treat severe allergic reactions that can be life-threatening i.e., anaphylaxis.
- EVZIO, which was approved by the FDA on April 3, 2014, uses the same technology to deliver naloxone for the treatment of patients who overdose on opioids.

PDL BioPharma

INCOME GENERATING ASSETS SCORECARD

Current Investments:

Senior Secured Note Purchase kaléo $150,000,000 April 2014	Senior Secured Financing PARADIGM SPINE $75,000,000 February 2014	Senior Secured Financing DIRECT FLOW MEDICAL, INC. $50,000,000 November 2013
Senior Secured Financing DURATA THERAPEUTICS $70,000,000 October 2013	Royalty Acquisition Depomed $240,500,000 October 2013	Senior Secured Financing LENSAR $60,000,000 October 2013
Senior Secured Financing/ Royalty Transaction AVINGER $40,000,000 April 2013	Royalty Transaction/ Senior Secured Financing Wellstat Diagnostics, LLC $44,000,000 November 2012	Royalty Transaction/ Senior Secured Financing AxoGen $20,800,000 October 2012

- 10 Transactions to date
- $800MM+ total committed with $700MM deployed
- $225MM committed year-to-date 2014
- 1 Matured Transaction (Merus Labs)

Concluded Investments:

Senior Secured Financing MERUS LABS $55,000,000 July 2012

PDL BioPharma

David Gryska Joins as Newest Board Member

- Over 30 years financial and operational experience with biopharmaceutical companies
- Extensive relevant knowledge and experience
- Global network strengthens our position to acquire additional income generating assets

Inventors of PDL Antibody Technology Nominated for Prestigious Award

- Drs. Queen and Selick, two inventors of PDL technology, named top-three finalist for European Patent Office Award
- Finalist in 2014 European Inventor Award "Non-European Countries" category
- Technology invented in late 1980s and now underlies nine drugs which have sales of more than $15 billion per year
- Award to be presented in Berlin on June 17th

First Quarter Ended March 31, 2014 Overview

(In thousands, except per share amounts)	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013	Year Ended December 31, 2013	Year Ended December 31, 2012
Revenues	$ 139,664	$ 91,847	$ 442,921	$ 374,525
Cost of royalty revenues	11,931	-	5,637	-
G&A expenses	4,582	7,186	29,755	25,469
Operating expenses	16,513	7,186	35,392	25,469
Operating income	123,151	84,661	407,529	349,056
Interest and other income, net	9,121	3,838	19,218	7,113
Interest expense	(10,525)	(6,000)	(24,871)	(29,036)
Loss on extinguishment of debt	(6,143)	-	-	-
Income before income taxes	115,604	82,499	401,876	327,133
Income tax expense	42,721	29,028	137,346	115,464
Net income	$ 72,883	$ 53,471	$ 264,530	$ 211,669
Net income per share - Basic	$ 0.48	$ 0.38	$ 1.89	$ 1.52
Net income per share - Diluted	$ 0.44	$ 0.36	$ 1.66	$ 1.45

	March 31, 2014	December 31, 2013
Cash, cash equivalents and investments	$ 337,593	$ 99,540
Total notes receivable	$ 248,400	$ 195,048
Total assets	$ 852,579	$ 543,955
Total term loan payable	$ 55,921	$ 74,397
Convertible notes payable	$ 467,219	$ 320,883
Total stockholders's equity	$ 202,214	$ 113,489

PDL BioPharma

PDL BioPharma

QUESTION AND ANSWER SESSION





